EXHIBIT 99.1

Table of Contents

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Elizabeth Stover (949)509-4092 estover@downeysavings.com

Downey Savings to Relocate Five Branches Due to Ralphs’ Store Closures

NEWPORT BEACH, CA (March 23, 2004) – Due to Ralphs Grocery Company’s recent decision to close 15 supermarkets in Southern California during the second quarter, Downey Financial Corp. (NYSE: DSL) today announced that five of Downey Savings’ in-store branches will be affected. Downey is scouting for new site locations nearby to maintain customer relationships in these areas.

"Downey is intent on finding alternate locations as quickly as possible so that our customers and employees are minimally impacted by Ralphs’ decision to close their stores," said Marangal I. Domingo, President and Chief Executive Officer. "We are pleased with our in-store branches in many Ralphs, Vons and Albertsons stores throughout Southern California and plan to continue with this concept to reach broader markets. The in-store branches make it easier and more convenient for customers to do their routine banking transactions with us."

The affected branches are located in Anaheim Hills, Brea, Chino Hills, Los Angeles, and Pismo Beach and, in the aggregate, have deposits of approximately $106 million.

Downey is headquartered in Newport Beach, CA, and has helped California residents with their banking and borrowing needs since 1957. With assets of $12 billion, Downey has 171 locations and offers Online Banking and home loans nationwide via the Internet at www.downeysavings.com.

Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.